Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three Months Ended March 31, 2019

Share Repurchases of $75 Million in First Quarter

HOUSTON, Texas – April 25, 2019 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended March 31, 2019.  The Company reported a net loss of $28.6 million, or $0.14 per share, for the first quarter of 2019, compared to a net loss of $34.4 million, or $0.16 per share, for the quarter ended March 31, 2018.  Revenues for the first quarter of 2019 were $704 million, compared to $809 million for the first quarter of 2018.

During the first quarter, the Company invested $75.1 million to repurchase 5.4 million shares, which represents 2.5% of the outstanding shares on December 31, 2018.  In total, over the past five quarters, the Company has spent $226 million on the repurchase of 14.7 million shares in the open market or 6.6% of the shares outstanding at December 31, 2017.  At March 31, 2019, the remaining amount under the Company’s share repurchase authorization was approximately $175 million.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Drilling and completion activity slowed during the first quarter as E&P companies reacted to the sharp drop in oil prices at the end of 2018.  In contract drilling, our rig count averaged 175 rigs during the first quarter, compared to an average of 183 during the fourth quarter.  While oil prices strengthened and operator cash flow expectations have improved, operators have remained fiscally conservative and demand levels remain subdued.  For the second quarter, we expect our rig count to average approximately 160 rigs.”

Mr. Hendricks added, “During the first quarter, average rig revenue per day increased $620 to $23,590, more than offsetting a $310 increase in average rig operating costs per day to $13,880.  Accordingly, the average rig margin per day increased $310 to $9,700.

“As of March 31, 2019, we had term contracts for drilling rigs providing for approximately $650 million of future dayrate drilling revenue.  Based on contracts currently in place, we expect an average of 104 rigs operating under term contracts during the second quarter, and an average of 59 rigs operating under term contracts during the 12 months ending March 31, 2020.

“In pressure pumping, as expected, completion activity slowed in the first quarter.  We ended the first quarter with 16 active spreads compared to 20 at the end of the fourth quarter.  As we remain focused on reducing costs and improving cash flow, we took the proactive step of removing spreads from the market until we can redeploy them at attractive economics.  With the sequential decrease in activity, pressure pumping revenues for the first quarter declined to $248 million.  Gross margin of $44.9 million for the first quarter exceeded our expectation, as we were able to improve internal efficiencies during the quarter.  While we have reduced our spread count, we expect our second quarter activity to be similar to the first quarter.

“In directional drilling, gross margin improved to $7.4 million in the first quarter from $6.7 million in the fourth quarter, as we reduced expenses for repairs and maintenance and third-party rentals.  Revenues for the first quarter were $53.0 million compared to $56.4 million for the fourth quarter.”

Mark S. Siegel, Chairman of Patterson-UTI, stated, “The industry backdrop improved during the first quarter as oil prices began to recover from the sharp drop in the fourth quarter.  Oil prices in the mid-$60s have historically been sufficient to support increasing activity levels.  While drilling and completion activity is currently subdued, we expect the strength in commodity prices will eventually lead to higher activity levels.  Nonetheless, we remain resolute in our focus on efficient and high-quality services, our operational flexibility, a strong balance sheet, and prudent capital allocation.

Mr. Siegel continued, “As our free cash flow improved during the first quarter, we opportunistically accelerated share repurchases and bought back $75 million of our stock at a valuation we believe significantly undervalues the cash flow generating power of the underlying assets.  Even after $75 million of share repurchases and $8.5 million of dividends paid in the first quarter, our cash balance improved to $249 million,” he concluded.

The Company declared a quarterly dividend on its common stock of $0.04 per share, to be paid on June 20, 2019, to holders of record as of June 6, 2019.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended March 31, 2019, is scheduled for today, April 25, 2019, at 9:00 a.m. Central Time. The dial-in information for participants is (844) 704-2496 (Domestic) and (647) 253-8661 (International).  The conference ID for both numbers is 3537997.  The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at http://investor.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a provider of oilfield services and products to oil and natural gas exploration and production companies in North America, including market leading positions in contract drilling, pressure pumping and directional drilling services.  For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events.  Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements.  The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Patterson-UTI’s services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation, improvement or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; cybersecurity risk; difficulty with growth and in integrating acquisitions and new technology; governmental regulation; product liability; legal proceedings, including technology disputes, and actions by governmental or other regulatory agencies; political, economic and social instability risk; ability to effectively identify and enter new markets; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; ability to maintain credit rating and service debt; and anti-takeover measures in our charter documents; contingent tax liabilities; and ability to use net operating losses.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings.  Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
REVENUES	$704,171	$809,164
COSTS AND EXPENSES:
Direct operating costs	489,325	588,987
Depreciation, depletion, amortization and impairment	214,410	209,892
Selling, general and administrative	32,555	32,817
Merger and integration expenses	—	1,991
Other operating income, net	(8,736)	(2,421)

Total costs and expenses	727,554	831,266

OPERATING LOSS	(23,383)	(22,102)

OTHER INCOME (EXPENSE):
Interest income	1,032	1,423
Interest expense, net of amount capitalized	(12,984)	(13,625)
Other	117	169

Total other expense	(11,835)	(12,033)

LOSS BEFORE INCOME TAXES	(35,218)	(34,135)
INCOME TAX EXPENSE (BENEFIT)	(6,604)	282

NET LOSS	$(28,614)	$(34,417)

NET LOSS PER COMMON SHARE:
Basic	$(0.14)	$(0.16)
Diluted	$(0.14)	$(0.16)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	211,868	220,783
Diluted	211,868	220,783
CASH DIVIDENDS PER COMMON SHARE	$0.04	$0.02

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2019	2018

Contract Drilling:
Revenues	$372,392	$327,803
Direct operating costs	$219,202	$212,583
Margin (1)	$153,190	$115,220
Selling, general and administrative	$1,656	$1,406
Depreciation, amortization and impairment	$130,317	$130,917
Operating income (loss)	$21,217	$(17,103)

Operating days – United States	15,659	14,984
Operating days – Canada	128	234
Operating days – Total	15,787	15,218

Average revenue per operating day – United States	$23.63	$21.59
Average direct operating costs per operating day – United States	$13.85	$13.92
Average margin per operating day – United States (1)	$9.78	$7.67
Average rigs operating – United States	174	166

Average revenue per operating day – Canada	$18.46	$18.50
Average direct operating costs per operating day – Canada	$17.65	$17.29
Average margin per operating day – Canada (1)	$0.81	$1.21
Average rigs operating – Canada	1	3

Average revenue per operating day – Total	$23.59	$21.54
Average direct operating costs per operating day – Total	$13.88	$13.97
Average margin per operating day – Total (1)	$9.70	$7.57
Average rigs operating – Total	175	169

Capital expenditures	$75,725	$75,247

Pressure Pumping:
Revenues	$247,601	$406,784
Direct operating costs	$202,748	$320,970
Margin (2)	$44,853	$85,814
Selling, general and administrative	$3,486	$3,903
Depreciation, amortization and impairment	$60,135	$56,522
Operating income (loss)	$(18,768)	$25,389

Fracturing jobs	164	204
Other jobs	263	280
Total jobs	427	484

Average revenue per fracturing job	$1,476.55	$1,966.18
Average revenue per other job	$20.71	$20.30
Average revenue per total job	$579.86	$840.46
Average costs per total job	$474.82	$663.16
Average margin per total job (2)	$105.04	$177.30
Margin as a percentage of revenues (2)	18.1%	21.1%

Capital expenditures	$31,400	$24,923

Directional Drilling:
Revenues	$52,959	$48,616
Direct operating costs	$45,602	$37,689
Margin (3)	$7,357	$10,927
Selling, general and administrative	$2,657	$4,938
Depreciation and amortization	$10,367	$10,902
Operating loss	$(5,667)	$(4,913)

Margin as a percentage of revenues (3)	13.9%	22.5%

Capital expenditures	$2,112	$12,829

Other Operations:
Revenues	$31,219	$25,961
Direct operating costs	$21,773	$17,745
Margin (4)	$9,446	$8,216
Selling, general and administrative	$2,862	$2,991
Depreciation, depletion and impairment	$11,788	$9,314
Operating loss	$(5,204)	$(4,089)

Capital expenditures	$7,773	$9,396

Corporate:
Selling, general and administrative	$21,894	$19,579
Merger and integration expenses	$—	$1,991
Depreciation	$1,803	$2,237
Other operating income, net	$(8,736)	$(2,421)

Capital expenditures	$1,331	$526

Total capital expenditures	$118,341	$122,921

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per total job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)

For Directional Drilling, margin is defined as revenues less direct operating costs and excludes depreciation and amortization and selling, general and administrative expenses. Margin as a percentage of revenues is defined as margin divided by revenues.

(4)	For Other Operations, margin is defined as revenues less direct operating costs and excludes depreciation, depletion and impairment and selling, general and administrative expenses.

	March 31,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2019	2018
Cash and cash equivalents	$248,901	$245,029
Current assets	$927,731	$950,197
Current liabilities	$511,158	$526,316
Working capital	$416,573	$423,881
Long-term debt	$1,119,426	$1,119,205

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2019	2018
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net loss	$(28,614)	$(34,417)
Income tax expense (benefit)	(6,604)	282
Net interest expense	11,952	12,202
Depreciation, depletion, amortization and impairment	214,410	209,892

Adjusted EBITDA	$191,144	$187,959

Total revenues	$704,171	$809,164
Adjusted EBITDA margin	27.1%	23.2%

Adjusted EBITDA by operating segment:
Contract drilling	$151,534	$113,814
Pressure pumping	41,367	81,911
Directional drilling	4,700	5,989
Other operations	6,584	5,225
Corporate	(13,041)	(18,980)

Consolidated Adjusted EBITDA	$191,144	$187,959

(1)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation, depletion, amortization and impairment expense (including impairment of goodwill).  We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure.  We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.

Contract Drilling Per Day Successive Quarters

(unaudited, dollars in thousands)

	2019	2018
	First	Fourth
	Quarter	Quarter
Contract drilling revenues	$372,392	$387,487
Operating days - Total	15,787	16,869
Average rigs operating - Total	175	183
Average revenue per operating day - Total	$23.59	$22.97
Direct operating costs - Total	$219,202	$229,074
Average direct operating costs per operating day - Total	$13.88	$13.58
Average margin per operating day - Total	$9.70	$9.39

PATTERSON-UTI ENERGY, INC.

Pressure Pumping Margin

(unaudited, in thousands)

	2019	2018
	First	Fourth
	Quarter	Quarter

Pressure pumping revenues	$247,601	$319,703
Direct operating costs	202,748	257,497
Margin	$44,853	$62,206

PATTERSON-UTI ENERGY, INC.

Directional Drilling Margin

(unaudited, in thousands)

	2019	2018
	First	Fourth
	Quarter	Quarter

Directional drilling revenues	$52,959	$56,398
Direct operating costs	45,602	49,715
Margin	$7,357	$6,683